Exhibit 4.3

AMENDMENT NO. 1 TO

AMENDED AND RESTATED 2004 EQUITY INCENTIVE AWARD PLAN OF

DESIGN WITHIN REACH, INC.

This Amendment No. 1 (this “Amendment”) to the Design Within Reach, Inc. Amended and Restated 2004 Equity Incentive Award Plan (the “Plan”) is made effective as of this 24th day of January, 2007 by Design Within Reach, Inc., a Delaware corporation (the “Corporation”).

A. The Corporation established the Plan to provide for grants of equity awards to employees, directors and consultants of the Corporation and its affiliates; and

B. The Corporation’s Board of Directors and stockholders have approved an amendment to the Plan to alter the definition of the term “Fair Market Value” as used in the Plan.

NOW, THEREFORE, the Plan is amended as follows:

1. Section 2.1(n) of the Plan is hereby amended and restated as follows:

“(n)	“Fair Market Value” shall mean, as of any date, the value of Stock determined as follows:

(1) If the Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Market or The Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(2) If the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Stock on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(3) In the absence of an established market for the Stock, the Fair Market Value thereof shall be determined in good faith by the Committee.”

2. After the date of this Amendment, each reference in the Plan to the “Plan” shall mean and refer to the Plan as amended hereby. Except as provided in this Amendment, the Plan and all related documents shall remain in full force and effect and are ratified and confirmed.

IN WITNESS WHEREOF, this Amendment No. 1 to the Plan has been executed as of the date first set forth above.

DESIGN WITHIN REACH, INC.

By:	/s/ John Hellmann
John Hellmann, Secretary